Exhibit 4.2
WARRANT
THIS WARRANT (THE “WARRANT”) IS ISSUED PURSUANT TO THE TERMS OF THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT (THE “AGREEMENT”) BETWEEN XATA CORPORATION (THE “COMPANY”) AND THE INITIAL WARRANT HOLDER. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY. THIS SECURITY WAS SOLD IN A PRIVATE TRANSACTION, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT AND SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS IS AVAILABLE.

Company:	XATA Corporation, a Minnesota corporation
Number of Shares:	114,286
Class of Shares:	Common, par value $0.01 per share
Exchange Price:	$3.31
Issue Date:	January 31, 2008
Expiration Date:	January 30, 2013
Credit Facility:	This Warrant is issued in connection with the Loan referenced in the Loan and Security Agreement between Company, Geologic Solutions, Inc. and Partners for Growth II, L.P. dated on or about the date hereof, in which Silicon is a participant.
     The term “Holder” shall initially refer to Silicon Valley Bank, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.
     The Holder is subject to certain restrictions as set forth in the Agreement.
     The Company does hereby certify and agree that, for good and valuable consideration for the Warrant, the Holder, or its permitted successors and assigns, hereby is entitled to exchange this Warrant in XATA Corporation (the “Company”) for One Hundred Fourteen Thousand Two Hundred Eighty-Six (114,286) duly authorized, validly issued, fully paid and non-assessable shares of the Company’s Common Stock, par value $0.01 each, upon the terms and subject to the provisions of this Warrant. The shares of Common Stock issuable upon exchange of this Warrant are referred to herein as the “Warrant Stock,” and the Warrant and the Warrant Stock are sometimes together referred to as the “Securities.”

Section 1 Term, Price and Exchange of Warrant.
     1.1 Term of Warrant. This Warrant shall be exchangeable and exercisable for a period of five (5) years after the date hereof (hereinafter referred to as the “Expiration Date”).
     1.2 Exchange Price. The price per share at which the Warrant Stock is issuable upon exchange of this Warrant shall be $3.31, subject to Section 1.3 (a) hereof and subject to adjustment from time to time as set forth herein (the “Exchange Price”).
     1.3 Exchange of Warrant.
          (a) This Warrant may be exchanged, in whole or in part, upon surrender to the Company at its then principal offices in the United States of this Warrant to be exchanged, together with the form of election to exchange attached hereto as Exhibit A duly completed and executed, and upon payment to the Company of the Exchange Price for the number of shares of Warrant Stock in respect of which this Warrant is then being exchanged (an “Exchange”). In whole or in part in lieu of an Exchange, Holder may exercise this Warrant by paying the Exchange Price in cash or by cashier’s or bank check.
          (b) Upon an Exchange, the Holder shall receive Warrant Stock such that, without the payment of any funds, the Holder shall surrender this Warrant in exchange for the number of shares of Warrant Stock equal to “X” (as defined below), computed using the following formula:

X	=	Y * (A-B) A
Where

X	=	the number of shares of Warrant Stock to be issued to Holder
Y	=	the number of shares of Warrant Stock to be exchanged under this Warrant
A	=	the Fair Market Value of one share of Common Stock
B	=	the Exchange Price (as adjusted to the date of such calculations)
*	=	multiplied by
          (c) For purposes of this Warrant, the “Fair Market Value” of one share of Warrant Stock shall be (i) if the Company’s common stock (the “Common Stock”) is or becomes listed on a national stock exchange (including the NADAQ Stock Market), the product of (A) the highest closing sale price reported on such exchange during the three-month period prior to the day Holder delivers its Election of Exchange to the Company and (B) the number of shares of Common Stock into which a share of Warrant

Stock is convertible at the time of such exchange, or (ii) if the Common Stock is traded over-the-counter, the product of (A) the highest closing bid price for the Common Stock over the three-month period immediately prior to the day Holder delivers its Election of Exchange to the Company and (B) the number of shares of Common Stock into which one share of Warrant Stock is exchangeable at the time of such exchange. If the Common Stock is not traded as contemplated in clauses (i) or (ii), above, the Fair Market Value of the Company’s Warrant Stock shall be the price per share which the Company could obtain from a willing buyer for shares of Common Stock sold by the Company from its authorized but unissued shares, as the Board of Directors of the Company (“Board”) shall determine in its reasonable good faith judgment, but in no event less than the price at which qualified employee stock options issued at such time are exercisable. In the event that Holder elects to convert the Warrant Stock through Exchange in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect a Exchange directly into such other security.
          (d) Subject to Section 2 hereof, upon surrender of this Warrant, and the duly completed and executed form of election to exchange, and payment of the Exchange Price or conversion of this Warrant through Exchange, the Company shall issue and deliver within 3 business days to the Holder or such other person as the Holder may designate in writing a certificate or certificates (or if the Company only issues Common Stock electronically, such electronic notice of issuance) for the number of shares of Warrant Stock so purchased upon the Exchange or exercise of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Stock as of the date of the surrender of this Warrant, and the duly completed and executed form of election to exchange, and payment of the Exchange Price or conversion of this Warrant through Exchange; provided, that if the date of surrender of this Warrant and payment of the Exchange Price is not a business day, the certificates for the Warrant Stock shall be deemed to have been issued as of the next business day (whether before or after the Expiration Date). If this Warrant is exchanged or exercised in part, a new warrant of the same tenor and for the number of shares of Warrant Stock not exchanged or exercised shall be executed by the Company.
     1.4 Fractional Interests. The Company shall not be required to issue fractions of shares of Warrant Stock upon the exchange of this Warrant. If any fraction of a share of Common Stock would be issuable upon the exchange of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the last reported sale price of the Common Stock on the NASDAQ Market or any other national securities exchange or market on which the Common Stock is then listed or traded.
     1.5 Automatic Exchange upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one share of Common Stock (or other security issuable upon the exchange hereof) as determined in accordance with Section 1.3(c) is greater than the Exchange Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exchanged pursuant to Section 1.3 as to all Warrant Stock (or such other securities) for which it shall not previously have been exchanged or exercised, and the Company shall promptly deliver a certificate (or if the Company only issues Common Stock electronically, such electronic notice of issuance) representing the Warrant Stock (or such other securities) issued upon such exchange to the Holder.
     1.6 Treatment of Warrant Upon Acquisition of Company.
          (a) “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company in whatever form, or any reorganization, consolidation, or merger of the Company (whether in a single transaction or multiple related transactions) where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction(s).
          (b) Treatment of Warrant at Acquisition. Upon the closing of any Acquisition, the successor entity shall, as condition to such Acquisition, assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Stock issuable upon exchange of the unexchanged portion of this Warrant as if such Warrant Stock were outstanding on the record date for the Acquisition and subsequent closing. The Exchange Price and/or number of shares of Warrant Stock shall be adjusted accordingly.
          (c) Optional Purchase at Fair Value. If the successor entity does not assume the obligations of the Company under this Warrant as set forth in subsection (b) above, the Company may, at its option, elect to purchase and Holder may, at its option, require the Company to purchase this Warrant at its “Fair Value.” For purposes of this Warrant, “Fair Value” shall mean that value determined by the parties using a Black-Scholes Option-Pricing Model with the following assumptions: (A) a risk-free interest rate equal to the rate at the time of the closing of the Acquisition (or as close thereto as practicable), (B) a contractual life of the Warrant equal to the remaining term of this Warrant, (C) a dividend yield equal to dividends declared on the underlying Common Stock during the term of this Warrant, and (D) a volatility factor of the expected market price of the Company’s Common Stock of: (1) in the case of an Acquisition in which the acquirer is publicly traded on a national securities exchange, the implied volatility of the common stock of such acquirer over the one-year period prior to the Acquisition, (2) in the case of an Acquisition in which the acquirer is a non-public company, the implied volatility of an average of not less than three publicly-traded companies in the same or similar industry to the Company with such companies having similar revenues. The purchase price determined in accordance with the above shall be paid upon the initial closing of the Acquisition and shall not be subject to any post-Acquisition closing contingencies or adjustments, but the parties may take such contingencies and adjustments into account in determining the purchase price. This subsection shall apply to the non-cash portion of an Acquisition subject to subsection (b) above, in the case of such an Acquisition which is partly or entirely property other than cash.

Section 2. Exchange and Transfer of Warrant.
          (a) This Warrant may be transferred, in whole or in part, without restriction, subject to (i) Holder’s compliance with applicable securities laws and (ii) the transferee holder of the new Warrant assuming in writing the obligations of the Holder set forth in this Warrant and the Agreement. A transfer may be registered with the Company by submission to it of this Warrant, together with the annexed Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exchange Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new warrant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred.
          (b) In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to the Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.
          (c) The Company shall pay all reasonable costs and expenses incurred in connection with the exchange, exercise, transfer or replacement of this Warrant, including, without limitation, the costs of preparation, execution and delivery of a new warrant and of share certificates representing all Warrant Stock.
          (d) Notwithstanding clause (a), above, upon receipt by Holder of this Warrant, duly executed by the Company, Holder will transfer all of this Warrant to SVB Financial Group, Holder’s parent company, by execution of an Assignment substantially in the form of Exhibit C.
Section 3. Certain Covenants.
          (a) The Company shall at all times reserve for issuance and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exchange of this Warrant, such number of shares of Common Stock as shall from time to time be sufficient therefor.
          (b) The Company will not, by amendment or restatement of its Articles of Incorporation or Bylaws or through reorganization, consolidation, merger, amalgamation, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company (i) will not increase the par value of any Warrant Stock receivable upon the exchange of this Warrant above the amount payable therefor upon such exchange and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares upon the exchange of this Warrant in accordance with the terms hereof.
          (c) The Company shall provide Holder quarterly and annual financial statements as and when available, so long as such statements are not publicly available. The parties shall not treat the Warrant or the Warrant Stock as being granted or issued as property transferred in connection with the performance of services or otherwise as compensation for services rendered.
Section 4. Adjustments to Exchange Price and Number of Shares of Warrant Stock.
     4.1 Adjustments. In order to prevent dilution of the rights granted hereunder, the Exchange Price shall be subject to adjustment from time to time in accordance with this Section 4. Upon each adjustment of the Exchange Price pursuant to this Section 4, the Holder shall thereafter be entitled to acquire upon exchange, at the Exchange Price resulting from such adjustment, the number of shares of Common Stock of the Company obtainable by multiplying the Exchange Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the new Exchange Price resulting from such adjustment.
     4.2 Subdivisions, Combinations and Stock Dividends. If the Company shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend, bonus issue or otherwise with respect to any Common Stock, the Exchange Price in effect immediately prior to such subdivision or share dividend or bonus issue shall be proportionately reduced. Conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Exchange Price in effect immediately prior to such combination shall be proportionately increased.
     4.3 Reclassification, Exchange, Substitutions, Etc. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exchange or exercise of this Warrant, Holder shall be entitled to receive, upon exchange or exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Warrant Stock if this

Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exchange or exercise of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exchange or exercise of this Warrant. The amendment to this Warrant shall provide for adjustments (as determined in good faith by the Company’s Board of Directors) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 including, without limitation, adjustments to the Exchange Price and to the number of securities or property issuable upon exchange of the new Warrant. The provisions of this Section 4.3 shall similarly apply to successive reclassifications, exchanges, substitutions, or other similar events.
     4.4. Anti-Dilution Protection. If the Company issues additional capital stock (including preferred and common stock, warrants, other securities convertible into such stock or any combinations of the foregoing) (“Additional Stock”) to holders of preferred stock of the Company outstanding on the date hereof in an amount greater than 5% of the existing outstanding preferred shares (on an “as if converted” basis) and upon terms providing a discount to fair market value of 30% or greater (calculated on an “as if converted” to common basis), then Holder shall receive a Proportional Increase in the Warrant Stock, up to an increase of 100% of Warrant Stock. The following shall be excluded from this provision: (i) dividends paid in Series B preferred stock, as set forth in the Company’s Articles of Incorporation as in effect on the date hereof, and (ii) events for which an appropriate adjustment is made under Section 4.2 or 4.3. The term “Proportional Increase” means an amount equal to the percentage increase of shares held by such holders of preferred stock (calculated on an “as if converted” to common basis) following the issuance of Additional Stock. Fair market value shall for purposes of this Section be the lesser of (i) the closing price of the Company’s Common Stock on the NASDAQ Stock Market (or such other exchange or listing service on which the Company’s Common Stock is quoted), and (ii) any trailing average of the closing price of the Company’s Common Stock up to 20 trading days.
     4.5 Notices of Record Date, Etc. In the event that the Company shall:
     (1) declare or propose to declare any dividend upon its Common Stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or
     (2) offer for sale any additional shares of any class or series of the Company’s capital stock or securities exchangeable for or convertible into Company Common Stock in any transaction that could result in an adjustment to this Warrant under Section 4.4, or
     (3) effect or seek shareholder approval of any reclassification, exchange, substitution or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), then, in connection with such event, the Company shall give to Holder:
     (i) at least five (5) business days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above, or for determining rights to vote in respect of the matters referred to in (3) above; and
     (ii) in the case of the matters referred to in (3) above, at least five (5) business days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (2) shall also specify the terms upon which such offer of securities is to be made, and such notice in accordance with clause (3) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of Holder.
     4.6. Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Exchange Price as otherwise determined pursuant to any of the provisions of this Section 4 unless (i) there is a corresponding adjustment to the Number of Shares of Warrant Stock or otherwise to ensure the fair protection of the rights of Holder, or (ii) the increase in Exchange Price results from a combination of shares of a type contemplated in Section 4.2 or from an event contemplated in Section 4.3 and then in no event to an amount larger than the Exchange Price as adjusted pursuant to Section 4.2 or Section 4.3, respectively.
     4.7 Officers’ Statement as to Adjustments. Whenever the Exchange Price and/or number of shares of Warrant Stock subject to the Warrant is required to be adjusted as provided in Section 4, the Company shall forthwith file at each office designated for the exchange of this Warrant with a copy to the Holder notice parties set forth in Section 7 hereof a statement, signed by the Chief Executive Officer or Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment, the Exchange Price and number of issuable shares that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information requested in this Section 4.7 is available through the Company’s current reports filed with the Securities and Exchange Commission. If at any time the information described in this Section 4.7 is readily available through the Company’s reports filed with the Securities and Exchange Commission, the Company shall not be required to provide a separate notice of adjustment to the Holder; provided, however, if such information is not readily available through the Company’s current reports filed with the Securities Exchange Commission and made public, the Company shall cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Warrant at its notice address(es) appearing in Section 7. If such notice relates to an adjustment resulting from an event referred to in Section 4.3, such notice shall be included as part of the notice required to be mailed or published under the provisions of Section 4.3.
     4.8 Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, the Holder thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exchange of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4.
Section 5. Rights and Obligations of the Warrant Holder.
     This Warrant shall not entitle the Holder to any rights of a holder of Common Stock in the Company until such time as this Warrant is exchanged or exercised.
Section 6. Restrictive Stock Legend.
     This Warrant and the Warrant Stock have not been registered under any securities laws. Accordingly, any share certificates issued pursuant to the exchange of this Warrant shall (until receipt of an opinion of counsel in customary form that such legend is no longer necessary) bear the following legend:
THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OF DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 7. Notices.
     Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:
if to Holder, at
SVB Financial Group
Attn: Treasury Department
3003 Tasman Drive, HA 200
Santa Clara, CA 95054
Telephone: 408-654-7400
Facsimile: 408-496-2405
or
if to the Company, at
XATA Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
Attention: Mark Ties, Chief Financial Officer
Email: mark.ties@xata.com
Fax: (952)641-5848
with a copy (not constituting notice) to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Fax: 612-766-1600
Attention: Michael Coddington
Email: mcoddington@faegre.com
Each party hereto may from time to time change its address for notices under this Section 7 by giving at least 10 calendar days’ notice of such changes address to the other party hereto.

Section 8. Amendments and Waivers.
     This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
Section 9. Applicable Law; Severability.
     This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. If any one or more of the provisions contained in this Warrant, or any application of any provision thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications of any provision thereof shall not in any way be affected or impaired thereby.
Section 10. Construction.
     The terms of the Warrant Purchase Agreement to which this Warrant is attached as Exhibit 1 are incorporated by reference herein. Terms used but not defined herein have the meaning set forth in the Warrant Purchase Agreement.
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     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.

COMPANY:		ACKNOWLEDGED AND AGREED:

XATA CORPORATION		HOLDER:

SILICON VALLEY BANK

By:	/s/ Mark E. Ties

Name: Mark E. Ties		By:	/s/ Benjaman Johnson

Name: Benjaman Johnson
Title: Chief Financial Officer
Title: Deal Team Leader